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EXHIBIT 99(c)


                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                                                 13 WEEKS ENDED
                                                                      MAY 4, 1996             APR.29,1995
                                                                      -----------             -----------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES

Net earnings                                                          $ (5,990)               $    1,167
Adjustments to reconcile earnings
    to net cash provided by operating activities:
    Unusual charges                                                     (8,768)                  (12,972)
    Depreciation and amortization                                       14,473                    14,431
    Deferred income taxes                                                 -                          348
    Deferred rent expense                                                 (189)                      772

CHANGES IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                                (59,335)                  (48,102)
Other current assets                                                    (4,723)                    3,046
Accounts payable and accrued expenses                                  109,781                   105,458
Income taxes payable                                                      -                         (795)
                                                                      --------                ----------

NET CASH FLOWS FROM OPERATING ACTIVITIES                                45,249                    63,353
                                                                      --------                ----------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Property, furniture, equipment and other assets:
    Additions                                                          (18,932)                  (32,036)
    Disposals                                                              136                     2,368
Marketable securities:
    Purchases                                                             -                      (46,218)
    Proceeds from sales                                                   -                       29,149
                                                                      --------                ----------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                            (18,796)                  (46,737)
                                                                      --------                ----------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from revolving credit facility                                109,378                      -
Payments to revolving credit facility                                  (87,072)
Dividends paid to stockholders                                            -                       (1,416)
Other                                                                     (645)                      (82)
                                                                      --------                ----------
NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES                      21,661                    (1,498)
                                                                      --------                ----------
INCREASE IN CASH AND CASH EQUIVALENTS                                   48,114                    15,118

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          35,785                    26,252
                                                                      --------                ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $ 83,899                $   41,370
                                                                      ========                ==========
SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                                    $    364                $    1,250
    Cash payments for interest, net of amount capitalized             $  9,577                $    9,140


See notes to consolidated financial statements.


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